Exhibit 99

Contact:	Mary Rische	FOR IMMEDIATE RELEASE
ViewPoint Bank Marketing Department
972-509-2020, Ext. 7331
Paul Craig Appointed Senior Vice President
of Retail Banking at ViewPoint Bank
PLANO, Texas, December 6, 2007... ViewPoint Bank has named Paul W. Craig senior vice president of retail banking. Craig joins the bank with more than 35 years of banking experience—primarily in the Dallas-Fort Worth Metroplex—and will lead the bank’s growing retail division.
“We’re very excited about the wealth of experience Paul brings,” said Chief Banking Officer Rick Robertson. “He knows the market. He knows our competitors. He knows what works and doesn’t work. And he knows the ins and outs of running a successful network of branches. We’re looking forward to a great future in the retail banking arena.”
Most recently, Craig was senior vice president-regional chairman at Capital One, where he led the company’s market expansion and sales development in the DFW market. During his tenure, he opened 33 branches in four years. Prior to that, he held senior vice-president positions at Hibernia National Bank in both Dallas and Lake Charles, Louisiana, and at Southwest Savings in Dallas. He began his banking career in Dallas at First Texas/Gibraltar Savings, where he spent 15 years directing various consumer banking operations.
“I’m excited about the opportunity to work for a community bank,” said Craig. “ViewPoint has a history that’s very deep in the community, and that brings tremendous advantages in the marketplace. Also, when all the decision-makers are local, it’s much easier to deliver products and services that customers want and need.”
Craig holds a Bachelor of Business Administration from the University of Arkansas-Little Rock, and attended the Louisiana State University Graduate School of Banking.
ViewPoint Bank is the wholly owned subsidiary of ViewPoint Financial Group (NasdaqGS:VPFG).
Headquartered in Plano, Texas, ViewPoint is the largest financial institution based in Collin County, with more than $1.6 billion in assets. It operates 30 branches and 9 loan production offices. For more information, please visit www.viewpointbank.com.
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